Exhibit 99.3

FOR IMMEDIATE RELEASE	NR12-04

DYNEGY RESPONDS TO EXAMINER’S REPORT

HOUSTON (March 16, 2012) — Dynegy Inc. (NYSE: DYN) today announced that it has filed a response to the Examiner’s Report with the United States Bankruptcy Court for the Southern District of New York, Poughkeepsie Division. In connection with the filing of the response, the Company noted that the Examiner’s Report is not evidence, is non-binding and is not the conclusion of any court.

“Dynegy is both troubled and disappointed by the Examiner’s Report as we continue to believe our restructuring activities benefited all stakeholders and were conducted in the proper manner,” commented Robert C. Flexon, Dynegy President and Chief Executive Officer.

The Examiner conducted a 60 day review of the Company’s pre-petition restructuring transactions and concluded that many of the elements of the Company’s strategy, including the ring-fencing of CoalCo and GasCo and related financings, were proper. The Examiner’s criticism was directed exclusively at a single transaction: the transfer of CoalCo from Dynegy Gas Investments, a debt-free, wholly-owned subsidiary of Dynegy Holdings (DH), to Dynegy Inc. (DI) in exchange for a $1.25 billion Undertaking on September 1, 2011. Dynegy disagrees with this criticism for numerous reasons detailed in its response, including the following:

•                  The Examiner’s Report improperly assumes insolvency. The conclusions reached by the Examiner are dependent on a determination that DH was insolvent at the time of the transactions. Notably, however, the Examiner did not actually determine whether DH was insolvent. Instead, the Report assumed insolvency and ignored critical evidence to the contrary. In fact, the Company’s Directors fully believed that DH was solvent at the time of the transfer of CoalCo. The consolidated Company at that time had over $1 billion in liquidity, approximately $570 million in equity market capitalization, financial forecasts demonstrating the Company’s ability to meet its liabilities for the foreseeable future, the ability to raise additional capital through new credit lines and asset sales, and no significant debt maturities until 2015.

•                  The Examiner’s conclusion of a fraudulent transfer is incorrect. The documents and other evidence regarding the CoalCo transfer demonstrate that there was no intent to hinder or delay creditors. To the contrary, the transaction was done in support of an exchange offer intended to reduce DH’s debt for the benefit of DH creditors while offering a more secured investment for those creditors who participated in the exchange. Once the tender had failed, the Company quickly entered into a

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Restructuring Support Agreement with DH creditors that effectively would unwind the CoalCo transfer and provide DH creditors a more secured interest in both CoalCo and GasCo. In addition, the transfer of CoalCo was based upon a valuation of CoalCo performed by an independent third party expert.

•                  The Report’s conclusions regarding fiduciary duties are incorrect and contrary to precedent. For a number of reasons, including the Directors’ belief that DH was solvent, the fiduciary duties of DI Directors and DH Managers were for the benefit of shareholders, not creditors. A fundamental principle of Delaware corporate law is that a board of directors cannot be second-guessed on the conduct of corporate affairs if they exercised proper business judgment. The looming debt default of the Senior Credit Facility as of September 30, 2011 would have precluded the Company from continuing in business absent the refinancing that occurred in August 2011. In addition, the Company had to confront its overleveraged situation, a significant turnover of officers and directors over the first half of 2011, and business complexities, including adverse swings in energy prices, all of which required thoughtful and immediate action which the Board carried out. The Directors used their best business judgment and retained internationally recognized advisers, including White & Case and Lazard, to determine the right course of action that preserved value for the Company’s stakeholders and ensured it was done in the proper manner.

•                  The Report’s conclusions depend on an inconsistent application of legal analysis. Critical to the conclusion that DI Directors breached their fiduciary duties, is the position that DI, DH, and Dynegy Gas Investments should all be treated as a single entity instead of treating each entity as a separate company. If this approach had been consistently applied there could legally be no fraudulent transfer of CoalCo, since, in essence, DI would have transferred the coal business to itself. Additionally, there could be no breach of fiduciary duties at the DH level because it would be disregarded in this legal analysis. While the Company strongly disagrees with all of these findings, it believes that the Examiner should have at least been consistent in the approach taken in his legal analysis.

The Company strongly disagrees with the conclusions reached in the Examiner’s Report and believes that it is flawed for the reasons detailed in the Company’s response. However, it remains committed to working with all creditor groups to reach a consensual restructuring agreement that is beneficial to all stakeholders. Dynegy will continue to provide updates as the restructuring progresses.

Court documents, including the Company’s full response to the Examiner’s Report, are available on the docket section of DH’s reorganization website, http://dm.epiq11.com/dynegyholdingsllc.

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 3,132 megawatts of primarily coal-fired baseload power plants. The DNE portfolio consists of approximately 1,693 megawatts from two power plants which are primarily natural gas-fired peaking and baseload coal generation facilities.

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This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning the examiner’s report and its impact on the chapter 11 proceedings. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) beliefs and assumptions regarding our ability to continue as a going concern; (ii) ability to obtain approval of the Bankruptcy Court with respect to the debtors’ motions in the Chapter 11 cases and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases and to consummate all the transactions contemplated by the restructuring support agreement; (iii) Dynegy’s ability to transfer the operations associated with the Roseton and Danskammer facilities to one or more third parties in connection with the rejection of the related leases under the Chapter 11 cases; (iv) the anticipated effectiveness of the overall restructuring activities and any additional strategies to address our liquidity and our capital resources including accessing the capital markets; (v) limitations on our ability to utilize previously incurred net operating losses or alternative minimum tax credits; (vi) the timing and anticipated benefits to be achieved through Dynegy’s company-wide cost savings programs, including its PRIDE initiative; (vii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (viii) beliefs that control over Dynegy Holdings, LLC (“Dynegy Holdings”) and its consolidated subsidiaries will likely revert to Dynegy upon emergence of Dynegy Holdings from bankruptcy with Dynegy assuming the obligations of Dynegy Holdings, resulting in reconsolidation; (ix) expectations regarding compliance with Dynegy’s new credit agreements, including collateral demands, interest expense and other payments; (x) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (xi) beliefs, assumptions and projections regarding the demand for power, generation volumes and commodity pricing, including natural gas prices and the impact on such prices from shale gas proliferation and the timing of a recovery in natural gas prices, if any; (xii) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (xiii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the anticipation of higher market pricing over the longer term; (xiv) beliefs and assumptions regarding our ability to enhance or protect long-term value for stockholders; (xv) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (xvi) beliefs and assumptions about weather and general economic conditions; (xvii) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability, Dynegy’s focus on safety and its ability to efficiently operate its assets so as to capture revenue generating opportunities and operating margins; (xviii) beliefs about the outcome of legal, regulatory, administrative and legislative matters; and (xix) expectations regarding performance standards and estimates regarding capital and maintenance expenditures, including the Consent Decree and its associated costs and performance standards. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Contact:

Dynegy Inc.
Media: 713-767-5800
or
Analysts: 713-507-6466